Arrow and Arrow ETF Regular Meeting of the Board of Trustees - Renewal of Agreements

AMENDMENT TO
FUND SERVICES AGREEMENT

THIS AMENDMENT TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of October 1, 2016, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), Arrow Investments Trust, a Delaware statutory trust, and Arrow ETF Trust, a Delaware statutory trust (each a “Trust” and together the “Trusts”).

WHEREAS, GFS seeks the Trusts’ approval of an increase in the FIN 48 Compliance Fee as set forth in Appendix III to that certain Fund Services Agreement dated June 11, 2015, by and between GFS and the Trusts (the “Agreement”) from $250.00 per fund per calendar quarter to $495.00 per fund per calendar quarter in order to cover GFS’s cost of providing FIN 48 compliance services; and

WHEREAS, GFS seeks the Trusts’ approval of an increase in the fees charged for securities quotations, also as set forth in Appendix III to the Agreement, in order to cover the increased cost to GFS of obtaining such quotations; and

WHEREAS, the Trusts’ Board of Trustees is agreeable to the aforementioned fee increases.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	The Agreement hereby is amended by inserting the following language in Appendix III, which language shall supersede any existing references to FIN 48 compliance fees:

“FIN 48 Compliance fee. Each Fund shall pay GFS $495.00 per calendar quarter for FIN 48 Compliance.”

(b)	Appendix III to the Agreement hereby is amended by deleting all references to “Price Quotes” and the fees charged to obtain securities quotations and replacing such references with the following:

“Price Quotes. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

$ 0.10 Domestic and Canadian Equities, Mutual Funds, ADRs, ETFs
$ 0.40 Non-North American Equities
$ 0.55 Corporate/Govt/Agency Bonds, Money Markets, Mortgage Backed Securities
$ 0.60 Municipal Bonds
$ 0.75 High Yield Bonds
$ 1.00 Non-North American Bonds

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Arrow and Arrow ETF Regular Meeting of the Board of Trustees - Renewal of Agreements

$ 0.15 Options
$ 0.25 Futures
$ 0.75 Reverse Mortgage Backed Securities
$ 1.00 Asset Backed & CMO Securities
$ 3.50 CLO
$ 3.50 CDO
$ 15.00 Leverage Loans/Bank Loans [monthly]
$ 62.50 CDX [monthly]
$ 62.50 CDS [monthly]

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs”

2.	Miscellaneous.

(a)	Except as hereby amended, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ARROW INVESTMENTS TRUST		GEMINI FUND SERVICES, LLC

By:		By:
	Name: Joseph Barrato		Name: Kevin Wolf
	Title: President		Title: President

ARROW ETF TRUST

By:
Name: Joseph Barrato
Title: President

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